Filed Pursuant to Rule 424(b)(5)
Registration No. 333-215178

Prospectus Supplement

To Prospectus dated January 3, 2017

4,000,000 Shares

Horizon Global Corporation

Common Stock

We are offering 4,000,000 shares of our common stock, par value $0.01 per share, pursuant to this prospectus supplement. We have granted the underwriters the right to purchase, exercisable within a 30-day period, up to an additional 600,000 shares of our common stock, which we refer to herein, collectively with the shares we are offering pursuant to this prospectus supplement, as the shares.

We intend to use the proceeds from the sale of the shares as described under “Use of Proceeds” in this prospectus supplement.

Concurrently with this offering, we are offering up to $110,000,000 principal amount of convertible notes pursuant to a separate prospectus supplement and accompanying prospectus. We have granted the underwriters of the concurrent offering the right to purchase, within a 13-day period beginning on, and including, the first date on which we issue the notes, up to an additional $15,000,000 principal amount of notes solely to cover over-allotments. This offering and the concurrent offering of convertible notes are not contingent upon one another.

Our common stock is listed on the NYSE under the symbol “HZN.” On January 26, 2017, the closing price of our common stock on the NYSE was $18.76 per share.

We are an “emerging growth company” under the federal securities laws and, therefore, are subject to reduced reporting requirements. Investing in our common stock involves risk. Please read carefully the section entitled “Risk Factors” beginning on page S-14 of this prospectus supplement, on page 3 of the accompanying prospectus and in the documents incorporated by reference herein and therein.

	Per Share		Total
Initial price to the public	$18.50000	$	74,000,000
Underwriting discounts and commissions	$1.06375	$	4,255,000
Proceeds, before expenses, to Horizon Global	$17.43625	$	69,745,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to investors in book-entry form through The Depository Trust Company on or about February 1, 2017.

Joint Book-Running Managers

Wells Fargo Securities	J.P. Morgan

BofA Merrill Lynch	BMO Capital Markets

Co-Managers

Roth Capital Partners	Seaport Global Securities	Barrington Research	CJS Securities

The date of this prospectus supplement is January 26, 2017.

Page

Prospectus Supplement

About This Prospectus Supplement	S-ii

Where You Can Find More Information	S-ii

Information We Incorporate By Reference	S-iii

Disclosure Regarding Forward-Looking Statements	S-iv

Summary	S-1

Prospectus

S-i

About This Prospectus Supplement

This document is in two parts. The first is this prospectus supplement, which contains specific information about the terms of this offering. The second is the accompanying prospectus, which provides you with general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”

We and the underwriters have not authorized anyone to provide you with different information from the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus or in any free writing prospectus that we may provide you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. We and the underwriters are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus supplement and the accompanying prospectus to the terms “we,” “us,” “Horizon Global,” “Horizon” or “the Company” or other similar terms mean Horizon Global Corporation and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

Where You Can Find More Information

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the “Exchange Act.” We file reports, proxy statements and other information with the Securities and Exchange Commission, or the “SEC.” Our SEC filings are available at the SEC’s website at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at our website at http://www.horizonglobal.com. The information contained on or accessible through our website is not a part of this prospectus supplement or the accompanying prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus supplement or the accompanying prospectus.

S-ii

Information We Incorporate By Reference

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in or omitted from this prospectus supplement or the accompanying prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until this offering is terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2015;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	our Current Reports on Form 8-K and/or 8-K/A filed on March 14, 2016, May 23, 2016, August 25, 2016, September 23, 2016, October 11, 2016, December 16, 2016 and December 21, 2016; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on June 12, 2015, and all amendments and reports filed for the purpose of updating that description.

We will not, however, incorporate by reference in this prospectus supplement or the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

Horizon Global Corporation

2600 West Big Beaver Road

Suite 555

Troy, Michigan 48084

Telephone Number: (248) 593-8820

Attention: Investor Relations

S-iii

Disclosure Regarding Forward-Looking Statements

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, contain forward-looking statements (as that term is defined by the federal securities laws). Forward-looking statements speak only as of the date they are made and give our current expectations or forecasts of our financial condition, results of operations and business. These forward-looking statements can be identified by the use of forward-looking words, such as “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan” or other comparable words, or by discussions of strategy that may involve risks and uncertainties.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties which could materially affect our business, financial condition or future results including, but not limited to, the finalization of the Company’s results for the quarter and year ended December 31, 2016, including the completion of purchase accounting for the Westfalia (as defined herein) acquisition, risks and uncertainties with respect to: the Company’s leverage; liabilities imposed by the Company’s debt instruments; market demand; competitive factors; supply constraints; material and energy costs; technology factors; litigation; government and regulatory actions; the Company’s accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company’s business and industry; and other risks that are discussed herein under “Risk Factors,” in the accompanying prospectus, in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 and in our Annual Report on Form 10-K for the year ended December 31, 2015. The risks described in our Quarterly Report, Annual Report and elsewhere in this prospectus supplement and the accompanying prospectus are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows.

The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We caution readers not to place undue reliance on the statements, which speak only as of the date of this prospectus supplement. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

We disclose important factors that could cause our actual results to differ materially from our expectations implied by our forward-looking statements under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the documents we incorporate by reference and elsewhere in this prospectus supplement and the accompanying prospectus. These cautionary statements qualify all forward-looking statements attributed to us or persons acting on our behalf. When we indicate that an event, condition or circumstance could or would have an adverse effect on us, we mean to include effects upon our business, financial and other conditions, results of operations, prospects and ability to service our debt.

S-iv

Summary

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus supplement carefully, including the section entitled “Risk Factors,” the accompanying prospectus and the documents incorporated by reference herein and therein, including the financial statements and related notes. This summary is not complete and does not contain all of the information you should consider when making an investment decision.

Company Overview

Horizon Global became an independent, publicly traded company as the result of a spin-off, which we refer to herein as the “spin-off,” from TriMas Corporation, or “TriMas,” on June 30, 2015.

We are a leading designer, manufacturer and distributor of a wide variety of high-quality, custom-engineered towing, trailering, cargo management and other related accessory products on a global basis, serving the automotive aftermarket, retail and original equipment, or “OE,” channels.

Our business is comprised of two reportable segments: Horizon North America and Horizon International. Horizon North America has historically operated primarily in North America, and we believe has been a leader in towing and trailering-related products sold through retail, aftermarket, OE and e-commerce channels. Horizon International focuses its sales and manufacturing efforts outside of North America, historically operating primarily in Europe and Australia, and we believe has been a leader in towing related products sold through the OE and aftermarket channels. We have expanded our geographic footprint into other areas of New Zealand, Thailand, the United Kingdom, South Africa and Brazil. We are in the early stages of our development in these additional markets, initially focusing primarily on supporting OE customers.

Our products are used in two primary categories across the world: commercial applications, or “Work,” and recreational activities, or “Play.” Some of the markets in our Work category include agricultural, automotive, construction, fleet, industrial, marine, military, mining and municipalities. Some of the markets in our Play category include equestrian, power sports, recreational vehicle, specialty automotive, truck accessory and other specialty towing applications. We believe that the primary brands we offer are among the most recognized in the markets we serve and are known for quality, safety and performance. Our products reach end consumers through many avenues, including independent retailers, warehouse distributors, dealers, OE, retail stores and online retailers.

We believe no individual competitor serving the channels we participate in can match our broad product portfolio, which we categorize into the following four groups:

•	Towing: This product category includes devices and accessories installed on a tow-vehicle for the purpose of attaching a trailer, camper, etc. such as hitches, fifth wheels, gooseneck hitches, weight distribution systems, wiring harnesses, draw bars, ball mounts, crossbars, towbars, security and other towing accessories;

•	Trailering: This product category includes control devices and components of the trailer itself such as brake controls, jacks, winches, couplers, interior and exterior vehicle lighting and brake replacement parts;

•

Cargo Management:  This product category includes a wide variety of products used to facilitate the transportation of various forms of cargo, to secure that cargo or to organize items. Examples of these products are bike racks, roof cross bar systems, cargo carriers, luggage boxes, car interior protective products, rope, tie-downs, tarps, tarp straps, bungee cords, loading ramps and interior travel organizers; and

•	Other: This product category includes a diverse range of items in our portfolio that do not fit into any of the previous three main categories. Items in this category include tubular push bars, side steps, sports bars, skid plates, oil pans and commercial brooms and brushes.

We have positioned our product portfolio to create a variety of options based on price-point, ranging from entry-level to premium-level products across most of our markets. We believe the brands we offer in our aftermarket channel have significant customer recognition, with the four most significant being Reese®, Hayman-Reese™, Draw-Tite® and Westfalia®. We believe all four have substantial market share and have been leading brands in the towing market for over 50 years. These brands provide the foundation of our market position based on worldwide commercial and consumer acceptance. We also maintain a collection of regionally recognized brands that include Aqua Clear™, Bulldog®, BTM, DHF, Engetran, Fulton®, Harper®, Kovil, Laitner™, Parkside®, Reese Secure™, Reese Explorer™, Reese Power Sports, Reese Towpower™, ROLA®, Tekonsha®, Trojan®, WesBarg® and Witter Towbar Systems. In addition to these product brands, we historically marketed our products to our OE customers in Australia, and more recently in North America, under the name TriMotive.

Our Industry

Our products are sold into a diverse set of end-markets; the primary applications relate to automotive accessories for light and recreational vehicles. Purchases of automotive accessory parts are discretionary and we believe demand is driven by macro-economic factors including (i) employment trends, (ii) consumer sentiment and (iii) fuel prices, among others.

We believe all of these metrics impact both our Work and Play-related sales. In addition, we believe the Play-related sales are more sensitive to changes in these indices, given the Play-related sales tend to be more directly related to disposable income levels of consumers. In general, recent decreases in unemployment and fuel prices, coupled with increases in consumer sentiment, are positive trends for our businesses.

Aftermarket and Retail Channels

We sell our products in the aftermarket and retail channels to a wide range of customers, including distributors, automotive retail stores, non-automotive retailers, installers and mass merchants. More recent trends in the aftermarket and retail channels include:

•

Channel Consolidation:  In the more mature market of the United States, there has been increasing consolidation in distribution networks with larger, more sophisticated aftermarket distributors and retailers gaining market share. In kind, these distributors generally require larger, more sophisticated suppliers with product expertise, category management and supply chain services and capabilities, as well as a global manufacturing and services footprint. We provide customers in this category the opportunity to rationalize their supply base of vendors in our product lines by virtue of our broad offering and product expertise; and

•	Growth of Online Capabilities: Reaching consumers directly through online capabilities, including e-commerce, is having an increasing impact on the global automotive aftermarket and retail channels. Establishment of a robust online presence is critical for suppliers regardless of whether or not they participate directly in e-commerce. Given our established online presence, we believe we are well-positioned to take advantage of this continuing trend. We support consumers by offering a wide range of information on our products and services, including installation videos, custom-fit guides and links to brick and mortar and e-commerce authorized dealers.

OE Channels

While OE demand is typically driven by planned vehicle production, suppliers also grow by increasing their product content per vehicle through sales of existing product lines or expansion into new product line offerings. Given the consolidation and globalization throughout the automotive industry, suppliers combining a global presence with strong engineering, technology, manufacturing, supply chain and customer support will be best positioned to take advantage of OE business opportunities.

More recent trends in the global OE supplier market include:

•	Global Platform/Supplier Consolidation: OEs are adopting global vehicle platforms to decrease product development costs and increase manufacturing efficiency and profitability. As a result, OEs are selecting suppliers that have the capacity to manufacture and deliver products on a worldwide basis as well as the flexibility to adapt products to local variations. Suppliers with a global supply chain and efficient manufacturing capabilities are best positioned to benefit from this trend. We believe we are uniquely positioned to take advantage of this trend as a result of our global manufacturing footprint, highly developed supply chain relationships and track record of success in solving application challenges in our product lines;

•	Outsourcing of Design and Manufacturing of Vehicle Parts and Systems: OEs continually strive to simplify their assembly processes, lower costs and reduce development times. As a result, they have increasingly relied on suppliers to perform many of the design, engineering, research and development and assembly functions traditionally performed by OEs. Suppliers with extensive design and engineering capabilities are in the best position to benefit from this trend as they are able to offer OEs value-added solutions with superior features, reliability and convenience. We believe certain OEs have sought us out to assist with their engineering challenges to increase towing capacity and for the many value-added solutions provided by our existing products; and

•

Shorter Product Development Cycles:  Due to frequent shifts in government regulations and customer preferences, OEs are requiring suppliers to continue to provide new designs and product innovations. These trends are prevalent in mature markets as well as emerging markets, which are advancing rapidly towards the regulatory standards and consumer preferences of the more mature markets. Suppliers with strong technologies, robust global engineering and development capabilities are best positioned to meet OE demands for rapid innovation. Our global engineering footprint and exposure to vehicles early in the development cycle enables a responsive solution to changing customer needs and facilitates the rapid deployment of the solution across the global launch of the customer’s platform.

Competitive Strengths

We believe our reportable segments share and benefit from the following competitive strengths:

•	Diverse Product Portfolio of Market Leading Brands. We believe we benefit from a diverse portfolio of high-quality and highly-engineered products sold under globally recognized and market leading brand names. By offering a wide range of products, we are able to provide a complete solution to satisfy our customers’ towing, trailering and cargo management needs, as well as serve diverse channels through effective brand management. Our brands are well-known in their respective product areas and channels. We believe that we are among the leading suppliers of towing products and trailering products globally.

•	Global Scale with Flexible Manufacturing Footprint and Supply Chain. We were built through internal growth and a series of acquisitions to become the only truly global automotive accessories company with the products we offer. We have the ability to produce low-volume, customized, quick-turn products in our global manufacturing facilities, while our sourcing arrangements with third party suppliers provide us with the flexibility to manufacture or source high-volume products as end-market demand fluctuates. Our flexible manufacturing capabilities, low-cost manufacturing facilities and established supply chain allow us to respond quickly and efficiently to changes in end-market demand.

•	Long-Term Relationships with a Diverse Customer Base. Our customers encompass a broad range of OEs, mass merchants, e-commerce websites, distributors, dealers, and independent installers, representing multiple channels to reaching the end consumer. Blue chip customers include Wal-Mart, Ford Motor Company, FCA, Volkswagen, BMW, Mercedes-Benz, AutoZone, Amazon, Toyota, Canadian Tire, LKQ, U-Haul, Home Depot and Etrailer, among others. Our customer relationships are well established, with many exceeding 20 years. These strong partnerships can provide stability to our revenue base through economic cycles. We believe Horizon’s diverse product portfolio, global scale and flexible manufacturing capabilities enable us to provide a unique value proposition to customers.

•	Globally Competitive Cost Structure. Since becoming an independent public company, we have focused on margin improvement activities, identifying and acting on projects to reduce our cost structure. With focused, identifiable projects well under way or complete, we believe we will benefit from improved operating margins and cash flow that can then be deployed to high-value creation activities. The combination of our strong brand names, leading market position, flexible manufacturing and sourcing operations have historically resulted in significant cash flow generation.

•

Experienced Management Team.  Our management team is led by our President and Chief Executive Officer, Mark Zeffiro, who was a senior executive at TriMas for over seven years and has more than 25 years of financial, operational and business leadership experience with companies such as Black & Decker and General Electric Company. David Rice, our Chief Financial Officer, joined TriMas in 2005 and brings more than 30 years of financial, audit and leadership experience to the role. David was previously division finance officer of TriMas’ subsidiary, Cequent Performance Products. John Aleva, President of Horizon North America, has nearly 30 years of experience in automotive aftermarket, retail and OE, and has been with Horizon for over 11 years. The leadership team of Horizon International includes Paul Caruso, who has over 30 years of experience in a variety of roles within the industrial and automotive markets, and Jason Kieseker, who joined the Horizon business in 2001 and has held various leadership roles within our Horizon International business.

Key Business Priorities

We established three strategic platforms for value creation focused on business improvement and transformation, supported by a company culture of continuous improvement.

•	Margin Expansion. Our first priority is to drive the organization to a 10% operating margin level within our strategic planning period. We believe the investments made in new and upgraded facilities and equipment over the past few years should provide the foundation, without significant additional investment, for additional margin expansion. We are developing an organization in which all team members are focused on constantly improving the efficiency of all operations through the adoption of lean and continuous improvement practices.

•	Capital Structure. Our second priority is to improve our capital structure. Our net leverage ratio, as defined in certain of the agreements covering our indebtedness, at September 30, 2016 was approximately 2.7 times, although our leverage increased subsequently when we borrowed an additional $152.0 million in connection with our acquisition of the Westfalia Group on October 4, 2016, which is described further below. Our long-term net leverage ratio target is less than 2 times. We aim to accomplish this goal through both margin improvement as well as paying down our fixed obligations, and should we decide to do so, we have a structure in place that allows us to prepay debt in addition to the amortization required under our term debt.

•	Organic Growth. Our third priority is to grow the business 3% to 5% on an organic basis, annually. We have identified five broad areas of focused growth activities, involving geographic markets and sales channels, which we believe are particularly aligned with our competitive strengths.

Growth Strategies

Prior to becoming an independent public company, Horizon operated on a regional basis under separate management teams, with independent business decisions and resource allocations made by the Horizon North America and Horizon International leaders. As a public company, we have reorganized our global operations to operate as a single combined entity. As a result, we believe we have multiple opportunities to integrate, improve and grow our business, whether via organic initiatives or via acquisitions of new products or in new geographies, through the following strategies:

•	Original Equipment. The global market for accessories and vehicle personalization is increasing and automotive manufacturers are looking for suppliers to partner with to create genuine accessories to meet this need. Historically, this has been a regional effort, but the growth of global OE has increased the need for global suppliers. Our geographic footprint, existing customer relationships and the increase in global vehicle platforms align to present us with unique opportunities to grow with our OE customers.

•	eCommerce. We intend to leverage the breadth of our product portfolio and global manufacturing footprint to expand our presence in the high growth e-commerce channel. This strategy is applicable in our developed markets where a focus on content delivery and customer support drive growth. It is also a powerful tool as we look at developing new, less mature markets around the world, enabling a direct connection with the users of our product set.

•	Latin American Markets. Since entering the Latin American market, we have witnessed a desire to accessorize vehicles among new entrants to the growing middle class. We expanded our global footprint and product portfolio in Brazil by acquiring DHF Soluções Automotivas Ltda in 2013 and Engetran Engenharia, Indústria, e Comércio de Peças e Acessórios Veiculares Ltda in 2012. We believe these expansions into new geographies provide opportunities for growth, while supporting both new and existing global customers.

•	Chinese Market. China is in the early stages of adoption for towing and trailering products. As this adoption rate increases, there is an opportunity for us to bring our experience in the safe use of these products into the market in a meaningful capacity. The rapidly growing middle class, in concert with a developing interest in an outdoor recreational lifestyle, is expected to result in incremental demand for our automotive aftermarket products and accessories. We intend to leverage our existing relationships with global OEs and our global manufacturing and distribution network to expand our sales in this developing economy.

•	Product Innovation. Our focus in multi-generational product planning is to formalize the process by which we integrate the feedback and needs of users into our product development engine. We look to move beyond simply responding to the feedback that we receive, to anticipating the functionality future products need to possess to enrich the lives of our users.

Concurrent Offering of Convertible Notes

Concurrently with this offering, we are offering up to $110,000,000 principal amount of convertible notes pursuant to a separate prospectus supplement and accompanying prospectus. We have granted the underwriters of the concurrent offering the right to purchase, within a 13-day period beginning on, and including, the first date on which we issue the notes, up to an additional $15,000,000 principal amount of notes solely to cover over-allotments. This offering and the concurrent offering of convertible notes are not contingent upon one another.

Amendment to ABL Revolving Credit and Term Loan Facilities

In January, we entered into (a) a Second Amendment to Credit Agreement, or the “Second Term Loan Amendment,” to our Term Loan Credit Agreement, dated as of June 30, 2015, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative and collateral agent, or the “Term B Loan,” and (b) a Second Amendment to Amended and Restated Loan Agreement, or the “Second ABL Amendment,” to our Amended and Restated Loan Agreement, dated as of December 22, 2015, among us, certain of our subsidiaries party thereto as guarantors, the lenders party thereto and Bank of America, N.A., as agent for the lenders, under which the lenders party thereto agreed to provide us and certain of our subsidiaries with a committed asset-based revolving credit facility, or the “ABL Facility.” Each of the Second Term Loan Amendment and the Second ABL Amendment, among other things, permits us, subject to certain limitations, to (i) issue senior unsecured indebtedness that is convertible into our common stock and/or cash, which we refer to herein as “Permitted Convertible Indebtedness,” including the convertible notes being offered in the concurrent offering, (ii) purchase call or capped call options (or enter into other substantially equivalent derivative transactions) relating to our common stock in connection with the issuance of Permitted Convertible Indebtedness, which we refer to herein as “Permitted Bond Hedge Transactions,” (iii) sell any call option, warrant or right to purchase (or enter into other substantially equivalent derivative transactions) relating to our common stock and/or cash substantially concurrently with any entry by us into a Permitted Bond Hedge Transaction and (iv) pay cash upon conversion of any Permitted Convertible Indebtedness (subject, in the case of the ABL Facility, to certain conditions, including a minimum availability requirement). Each of the Second Term Loan Amendment and the Second ABL Amendment also increases (a) the amount of secured indebtedness our foreign subsidiaries may incur and (b) the amount of investments we or any of our subsidiaries may make in non-subsidiaries or foreign subsidiaries.

Westfalia Acquisition

On October 4, 2016, we completed our previously announced acquisition of Westfalia-Automotive Holding GmbH, which we refer to in this prospectus supplement as “Westfalia,” and TeIJs Holding B.V., which we refer to in this prospectus supplement as “TeIJs,” pursuant to the Share Purchase Agreement, dated as of August 24, 2016, or the “Share Purchase Agreement,” among us, our wholly-owned subsidiary, Blitz K16-102 GmbH (now known as HG Germany Holdings GmbH), which we refer to herein as the “Purchaser,” and the sellers party thereto, which we refer to herein as the “Sellers.” We refer to Westfalia and TeIJs collectively in this prospectus supplement as the “Westfalia Group.” Pursuant to the Share Purchase Agreement, we, through the Purchaser, acquired all of the outstanding equity interests of the Westfalia Group for cash consideration of $100.0 million, the assumption of approximately $47.2 million of debt and the issuance to certain of the Sellers of 2,704,310 shares of our common stock in a transaction exempt from registration requirements of the Securities Act of 1933, or the “Securities Act.” We funded the cash payment, as well as the repayment of certain of the Westfalia Group’s debt, through a combination of cash on hand and $152.0 million of incremental borrowings under our Term B Loan.

The Westfalia Group is a leading global towing company. Headquartered in Rheda-Wiedenbrück, Germany, with operating facilities in 11 countries, it manufactures towing and trailering products, including more than 1,700 different types of towbars, wiring kits and carrier systems for cars and light utility vehicles. It holds in excess of 300 issued patents and published patent applications protecting its unique line of towing and trailering products. The brands under which it markets its products include Westfalia, Terwa and Siarr.

The acquisition of the Westfalia Group positions us as a leading manufacturer of towing and trailering equipment in Europe and further complements our broad portfolio. We believe the acquisition will expand our opportunities for revenue and margin growth, increase our market share and augment our global OE footprint with access to new markets and customers.

2016 Update

Although we have not yet finalized our financial statement reporting process for the year ended December 31, 2016, on January 24, 2017, we issued a press release providing the following update on selected preliminary results for 2016 for our legacy business, which do not include the impact of the Westfalia Group’s operations due to the timing of the acquisition and ongoing purchase accounting:

•	Net sales growth of 3.0 to 3.5 percent on a U.S. GAAP (as defined below) basis, which compares to our previous guidance of 2.0 to 4.0 percent and net sales growth of 3.5 to 4.5 percent on a constant currency basis, which compares to our previous guidance of 3.0 to 5.0 percent

•	Adjusted segment operating profit increasing 140 to 160 basis points, an increase over previous guidance of 130 to 150 basis points

•	Interest expense in the range of $18.7 to $19.3 million, up slightly from our previous guidance of $18.5 to $19.0 million

•	Capital expenditures in the range of 2.0 to 2.4 percent of net sales, which compares to our previous guidance of approximately 2.5 percent of net sales

Our actual results for the year ended December 31, 2016 will include results from the Westfalia Group for approximately three months. Based on the historical results of the Westfalia Group, we would expect that its results will negatively impact our adjusted segment operating profit on an absolute basis as well as on a percentage of revenue basis.

There are certain costs, expenses and other charges that are included in the determination of operating profit under generally accepted accounting principles in the United States, or “U.S. GAAP,” but that our management would consider important to exclude in evaluating the quality of our operating results because they are not indicative of our core operating results or may obscure trends useful in evaluating our continuing activities. Accordingly, we present adjusted segment operating profit excluding these costs, expenses and other charges to help investors evaluate our operating performance and trends in our business consistent with how management evaluates such performance and trends. However, until we complete purchase accounting for our acquisition of the Westfalia Group, we are unable to provide a reasonable estimation of our operating profit under U.S. GAAP and are therefore unable to reconcile our preliminary adjusted segment operating profit to the most directly comparable U.S. GAAP financial measure.

We evaluate growth in our operations on both a U.S. GAAP basis and a constant currency basis. The constant currency presentation, which is a non-GAAP financial measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our growth, consistent with how we evaluate our performance. Constant currency revenue results are calculated by translating current period revenue in local currency using the prior period’s currency conversion rate. Below is a reconciliation of our revenue growth on a U.S. GAAP basis to revenue growth on a constant currency basis.

Year ended December 31, 2016
Horizon Global Excluding Westfalia Group Acquisition

Revenue growth on U.S. GAAP basis	3.0% – 3.5%
Less: currency impact	(0.5)% – (1.0)%

Revenue growth at constant currency	3.5% – 4.5%

Because the financial statements for the year ended December 31, 2016 have not yet been finalized, the preliminary results provided above are subject to change, including changes resulting from the use of estimates, and actual results for 2016 may differ materially from the preliminary results and may be outside the estimated ranges. In addition, as described above, our actual results for the year ended December 31, 2016 will include results from the Westfalia Group for approximately three months.

Company Information

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 2600 West Big Beaver Road, Suite 555, Troy, Michigan 48084. Our telephone number is (248) 593-8820. Our website is http://www.horizonglobal.com. The information contained on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Horizon Global Corporation, a Delaware corporation.

Shares of common stock offered	4,000,000 shares, assuming no exercise of the option to purchase additional shares granted to the underwriters (or up to an aggregate of 4,600,000 shares if the underwriters exercise their option to purchase additional shares in full).

Shares of common stock outstanding following this offering(1)	24,899,959 shares (including 4,000,000 shares offered hereby).

Use of proceeds

We estimate that the net proceeds from this offering of our shares will be approximately $69.5 million (or $79.9 million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriters’ discount and estimated fees and expenses payable by us and not reimbursed. We intend to use all of the net proceeds from this offering of our shares, along with a portion of the net proceeds from the concurrent offering of convertible notes and the proceeds received by us from the sale of warrants described below, to repay approximately $157.5 million outstanding under the Term B Loan. We intend to use the remaining net proceeds from the concurrent offering of convertible notes to pay the $6.6 million net cost of the convertible note hedge and warrant transactions that we entered into in connection with the convertible notes offering and for general corporate purposes. This offering of our shares and the concurrent offering of convertible notes are not contingent upon one another. See “Underwriting” and “Use of Proceeds.”

Affiliates of certain of the underwriters are lenders under the Term B Loan and, in such capacity, may receive a portion of the net proceeds from this offering. See “Underwriting.”

If the underwriters exercise their option to purchase additional shares, we intend to use the net proceeds to us from the sale of the additional shares for general corporate purposes, including to repay amounts outstanding under the Term B Loan.

Risk factors	You should carefully consider the information set forth in the “Risk Factors” section of this prospectus supplement and accompanying prospectus as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common stock.

Exchange and trading symbol for our common stock	Our common stock is listed on the New York Stock Exchange, or “NYSE,” under the symbol “HZN.”

(1)	As of January 23, 2017. Reflects 20,899,959 shares issued and outstanding at January 23, 2017 and excludes shares issuable upon exercise of the underwriters’ option to purchase additional shares.

Summary Historical and Pro Forma Financial Data

The following tables set forth our summary historical and pro forma financial data as of and for each of the periods indicated. We derived the summary historical financial data for the years ended December 31, 2015 and 2014 and as of December 31, 2015 and 2014 from our audited consolidated financial statements that are incorporated by reference in this prospectus supplement. We derived the summary historical financial data for the nine months ended September 30, 2016 and 2015 and as of September 30, 2016 from our unaudited consolidated financial statements that are incorporated by reference in this prospectus supplement. In our management’s opinion, the unaudited consolidated financial statements as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments and allocations, necessary for a fair presentation of the information for the periods provided.

The summary historical financial data for periods prior to the spin-off includes the historical results of operations, assets and liabilities of the legal entities that are considered to comprise Horizon Global. Our historical results of operations, financial position and cash flows presented in the summary historical financial data for periods prior to the spin-off may not be indicative of what they would have been had we actually been a separate stand-alone public entity during such periods, nor are they necessarily indicative of our future results of operations, financial position and cash flows.

The summary pro forma financial data for the nine months ended September 30, 2016 and for the year ended December 31, 2015 was derived from the unaudited pro forma condensed combined financial statements that are incorporated by reference herein from our Current Report on Form 8-K/A filed on December 21, 2016, which we refer to as the “December Form 8-K/A.” The unaudited pro forma condensed combined financial statements give effect to the acquisition of Westfalia, including the related financing and other related transactions, as if it occurred as of January 1, 2015 for statements of income and cash flows purposes and as if it occurred on September 30, 2016 for balance sheet purposes. As noted in the December Form 8-K/A, the unaudited pro forma condensed combined financial statements do not give effect to the acquisition of TeIJs given the immateriality of that acquisition. The unaudited pro forma condensed combined financial statements do not give effect to this offering or the concurrent common stock offering.

The summary pro forma financial data for the twelve months ended September 30, 2016 was derived from our audited consolidated financial statements for the year ended December 31, 2015, our unaudited consolidated financial statements for the nine months ended September 30, 2016 and 2015 and the audited financial statements of Westfalia for the year ended September 30, 2016. The financial statements of Westfalia have been converted from accounting principles generally accepted in Germany, or “German GAAP,” to U.S. GAAP for the purposes of presenting the summary pro forma financial data for the twelve months ended September 30, 2016. The summary pro forma financial data for the twelve months ended September 30, 2016: (i) gives effect to the acquisition of Westfalia, including the related financing and other related transactions, as if it occurred as of October 1, 2015; (ii) does not give effect to the acquisition of TeIJs given the immateriality of that acquisition; and (iii) does not give effect to this offering or the concurrent common stock offering.

The summary historical financial data should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our consolidated financial statements and corresponding notes in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 and our Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated by reference in this prospectus supplement. The summary pro forma financial data should be read in conjunction with the unaudited pro forma condensed combined financial statements and the notes thereto in the December Form 8-K/A, which is incorporated by reference into this prospectus supplement.

	Nine months ended September 30, 2016		Twelve months ended September 30, 2016	Nine months ended September 30, 2015	Year ended December 31, 2015		Year ended December 31, 2014
	Historical	Pro forma	Pro forma	Historical	Historical	Pro forma	Historical
	(In thousands)
Statement of Income Data:
Net sales	$465,590	$648,698	$	$454,240	$575,510	$792,883	$611,780
Gross profit	125,830	166,178		110,810	143,040	183,738	148,090
Operating profit	25,560	33,472		17,680	19,570	22,727	24,460
Net income (loss)	9,890	1,837		10,030	8,300	(7,169)	15,350
Statement of Cash Flows Data:
Cash flows provided by (used for)
Operating activities	27,510			12,790	26,910		28,010
Investing activities	(9,850)			(4,630)	(6,810)		(11,110)
Financing activities	200			15,470	(910)		(19,060)
Other Financial Data:
Consolidated Bank EBITDA, as defined(1)(2)(3)	52,530		67,935	46,360	52,690		63,560

	As of September 30, 2016		As of December 31, 2015	As of December 31, 2014
	Historical	Pro forma	Historical	Historical
	(In thousands)
Balance Sheet Data:
Total assets	$339,870	$648,192	$331,580	$339,500
Total debt	190,630	393,160	188,740	760
Goodwill and other intangibles, net	55,330	186,125	60,430	73,090

(1)	Pro forma Consolidated Bank EBITDA, a non-GAAP measure as defined in the Term B Loan, for the twelve months ended September 30, 2016, is the sum of Horizon’s historical Consolidated Bank EBITDA, as defined, for the twelve month period ended September 30, 2016 and Westfalia’s historical Adjusted EBITDA, for the twelve months ended September 30, 2016, without further adjustment. Pro forma Consolidated Bank EBITDA, as defined, for the twelve months ended September 30, 2016 is presented for illustrative purposes only; it does not represent what Consolidated Bank EBITDA, as defined, was, or would have been, for such period or for any future period.

(2)	The following is a reconciliation of Horizon’s net income to Consolidated Bank EBITDA, as defined, for all periods presented. We provide this non-GAAP financial measure because we believe it is useful to investors in that it provides greater transparency with respect to supplemental financial information used by management in its financial and operational decision making. We believe that the presentation of this non-GAAP financial measure in conjunction with U.S. GAAP financial measures is useful for financial analysis that can assist investors in assessing our operating performance and underlying prospects. We also believe this reconciliation provides valuable supplemental information regarding our capital structure, consistent with how we evaluate our performance. Consolidated Bank EBITDA, as defined, should not be considered a substitute for net income.

	Historical
	Nine months ended September 30,		Twelve months ended September 30, 2016(D)	Year ended December 31,
	2016	2015		2015	2014
	(In thousands)
Net Income	$9,890	$10,030	$8,160	$8,300	$15,350
Interest expense, net (as defined)	12,600	4,590	16,820	8,810	720
Income tax expense (benefit)	900	30	(410)	(1,280)	5,240
Depreciation and amortization	12,970	13,120	16,930	17,080	18,930
Extraordinary charges (as defined)	4,120	—	4,120	—	—
Non-cash compensation expense(A)	2,840	1,750	3,620	2,530	2,660
Other non-cash expenses or losses	3,410	11,150	3,610	11,350	15,260
Non-recurring expenses or costs (as defined)(B)	4,860	5,000	4,860	5,000	4,440
Acquisition integration costs(C)	—	—	—	—	90
Interest-equivalent costs associated with any Specified Vendor Receivables Financing	940	690	1,150	900	870

Consolidated Bank EBITDA, as defined	$52,530	$46,360	$58,860	$52,690	$63,560

(A)	Non-cash compensation expense resulting from the grant of restricted shares of common stock and common stock options. Includes amounts allocated by TriMas.

(B)	Under the Term B Loan, costs and expenses related to cost savings projects, including restructuring and severance expenses, are not to exceed $5 million in any fiscal year and $15 million in the aggregate, commencing on or after January 1, 2015.

(C)	Costs and expenses arising from the integration of any business acquired not to exceed $7.5 million in any fiscal year, $20.0 million in the aggregate.

(D)	The financial data of Horizon for the twelve months ended September 30, 2016, as presented, is derived as follows:

	Historical
	Year ended December 31, 2015	Less: Nine months ended September 30, 2015	Add: Nine months ended September 30, 2016	Twelve months ended September 30, 2016
	(In thousands)
Net Income	$8,300	$10,030	$9,890	$8,160
Interest expense, net (as defined)	8,810	4,590	12,600	16,820
Income tax expense (benefit)	(1,280)	30	900	(410)
Depreciation and amortization	17,080	13,120	12,970	16,930
Extraordinary charges (as defined)	—	—	4,120	4,120
Non-cash compensation expense(A)	2,530	1,750	2,840	3,620
Other non-cash expenses or losses	11,350	11,150	3,410	3,610
Non-recurring expenses or costs (as defined)(B)	5,000	5,000	4,860	4,860
Acquisition integration costs(C)	—	—	—	—
Interest-equivalent costs associated with any Specified Vendor Receivables Financing	900	690	940	1,150

Consolidated Bank EBITDA, as defined	$52,690	$46,360	$52,530	$58,860

(3)	The following reconciles Westfalia’s net income, in accordance with U.S. GAAP and converted into U.S. dollars, for the twelve months ended September 20, 2016 to Adjusted EBITDA. We note that Westfalia’s Adjusted EBITDA may not be consistent with Horizon’s Consolidated Bank EBITDA, as defined. Furthermore, the impact of minority interest is included in “German GAAP adjustments,” as presented below; however, we have no reason to believe this would materially impact the calculation.

	As reported(A)	Converted to U.S. dollars(B)
	For the twelve months ended September 30, 2016	For the twelve months ended September 30, 2016
	(Euros in thousands)	(U.S. dollars in thousands)
Net income, U.S. GAAP	€(7,528)	$(8,431)
U.S. GAAP reporting adjustments not impacting EBITDA:
Less: Goodwill impairment and amortization of intangible assets	1,740	1,949
Less: Deferred taxes	(3,370)	(3,774)
Adjustments for German GAAP items not impacting EBITDA:
Add: Loss attributable to minority interests	(385)	(431)
Add: Other tax expense	130	146
Add: Income tax expense	1,171	1,312
Less: Extraordinary expenses/extraordinary result	(1,640)	(1,837)
German GAAP adjustments:
Add: Amortization of intangible assets and depreciation of property, plant and equipment	6,690	7,493
Less: Other interest and similar income	8	9
Add: Interests and similar expenses	4,763	5,335

Adjusted EBITDA	€8,103	$9,075

(A)	Other than Adjusted EBITDA, items are as reported in Exhibit 99.1 to the December Form 8-K/A.

(B)	Euros converted to U.S. dollars using an exchange rate of 1.12.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risks regarding this offering and our common stock, as well as the risk factors described in “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 and our Annual Report on Form 10-K for the year ended December 31, 2015, which were filed with the SEC and incorporated by reference herein in their entirety, including, without limitation, those risk factors relating to our liquidity, debt financing and current economic conditions, as well as other information in this prospectus supplement, the accompanying prospectus and in any other documents incorporated by reference into this prospectus supplement or the accompanying prospectus, before purchasing any of our common stock. Each of the risks described in these sections and documents could adversely affect our business, financial condition and results of operations, and could result in a complete loss of your investment. This prospectus supplement, the accompanying prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned above.

Risks Related to this Offering and to Ownership of Our Common Stock

Our common stock price may be subject to significant volatility due to our own results or market trends.

If our revenue, earnings or cash flows in any quarter fail to meet the investment community’s expectations, there could be an immediate negative impact on our common stock price. Our common stock price could also be impacted by broader market trends and world events unrelated to our performance.

Anti-takeover provisions contained in our Amended and Restated Certificate of Incorporation, or our “certificate of incorporation,” and Amended and Restated Bylaws, or our “bylaws,” as well as provisions of Delaware law, could impair a takeover attempt that stockholders may consider favorable.

Our certificate of incorporation and bylaws provisions, as amended and restated, may have the effect of delaying, deferring or discouraging a prospective acquiror from making a tender offer for our common stock or otherwise attempting to obtain control of us. These provisions, among other things, establish that our board of directors fixes the number of members of the board, divide the board of directors into three classes with staggered terms and establish advance notice requirements for nomination of candidates for election to the board or for proposing matters that can be acted on by stockholders at stockholder meetings. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares of common stock. Moreover, these provisions could discourage accumulations of large blocks of our common stock, thus depriving stockholders of any advantages that large accumulations of common stock might provide.

As a Delaware corporation, we also are subject to provisions of Delaware law, including Section 203 of the General Corporation Law of the State of Delaware. Section 203 prevents some stockholders holding more than 15% of our voting stock from engaging in certain business combinations unless the business combination or the transaction that resulted in the stockholder becoming an interested stockholder was approved in advance by our board of directors, results in the stockholder holding more than 85% of our voting stock, subject to certain restrictions, or is approved at an annual or special meeting of stockholders by the holders of at least 66 and  2⁄3% of our voting stock not held by the stockholder engaging in the transaction.

Any provision of our certificate of incorporation or our bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

We may issue preferred stock with terms that could dilute the voting power or reduce the value of our common stock.

Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common stock respecting dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of our common stock.

We may not achieve our strategic goals for margin expansion, capital structure improvement and organic growth; our past performance in these areas may not be indicative of future performance. Failure to achieve our strategic goals may adversely impact the trading price of our common stock.

Our strategic platforms for value creation and goals for margin expansion, capital structure improvement and organic growth are subject to risk and uncertainty and depend on general economic, credit, capital market and other conditions that are beyond our control and are subject to fluctuation. Our past performance with respect to margin expansion, capital structure improvement and organic growth, both before and after the spin-off, should be considered independent from, and may not be a reliable indicator of, future performance. These strategic goals may need to be revised or may not be met for a number of reasons, including changes in general economic conditions in the United States and abroad, changes in credit and capital market conditions, increased competition in the markets for our products, increases in raw material or energy costs and changes in technology and manufacturing techniques. For a discussion of other risks that could affect our performance and ability to achieve our strategic goals, see “Risk Factors—Risks Relating to our Business and our Industry,” in our Annual Report on Form 10-K for the year ended December 31, 2015.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the “JOBS Act.” For as long as we continue to be an emerging growth company we may choose to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, which includes, among other things:

•	exemption from the auditor attestation requirements under Section 404 of the Sarbanes-Oxley Act of 2002;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements;

•	exemption from the requirements of holding non-binding stockholder votes on executive compensation arrangements; and

•	exemption from any rules requiring mandatory audit firm rotation and auditor discussion and analysis and, unless the SEC otherwise determines, any future audit rules that may be adopted by the Public Company Accounting Oversight Board.

We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary of the consummation of the spin-off on June 30, 2015, or until the earliest of (i) the last day of the fiscal year in which we have annual gross revenue of $1 billion or more, (ii) the date on which we have, during the previous three year period, issued more than $1 billion in non-convertible debt or (iii) the date on which we are deemed to be a large accelerated filer under the federal securities laws. We will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months. The value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter.

Under the JOBS Act, emerging growth companies are also permitted to elect to delay adoption of new or revised accounting standards until companies that are not subject to periodic reporting obligations are required to comply, if such accounting standards apply to non-reporting companies. We have made an irrevocable decision to opt out of this extended transition period for complying with new or revised accounting standards.

The concurrent convertible notes offering, or the issuance of any additional shares of our common stock or instruments convertible into shares of our common stock, could materially and adversely affect the market price of our common stock.

Concurrently with this offering, we are offering $110,000,000 principal amount of convertible notes pursuant to a separate prospectus supplement and accompanying prospectus. We have granted the underwriters of the concurrent offering the right to purchase, within a 13-day period beginning on, and including, the first date on which we issue the convertible notes, up to an additional $15,000,000 principal amount of convertible notes solely to cover over-allotments. This offering and the concurrent offering of convertible notes are not contingent upon one another. In addition, we are not restricted from issuing additional shares of our common stock or other instruments convertible into, or exchangeable or exercisable for, shares of our common stock, except as set forth in “Underwriting.” The concurrent convertible notes offering, and any additional offering of shares of our common stock or instruments convertible into, or exercisable or exchangeable into, shares of our common stock, may materially and adversely affect the market price of our common stock.

In particular, a substantial number of shares of our common stock is reserved for issuance upon conversion of the notes offered in the concurrent offering, upon exercise and settlement or termination of the warrant transactions entered into in connection with the convertible notes offering, and upon the exercise of stock options, the vesting of restricted stock awards and deferred restricted stock units to our employees. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of shares of our common stock, or the perception that such issuances and sales may occur, could adversely affect the market price of our common stock and impair our ability to raise capital through the sale of additional equity or equity-linked securities. In addition, the market price of our common stock could also be affected by possible sales of our common stock by investors who view the convertible notes offered in the concurrent offering as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving the convertible notes and our common stock.

The convertible note hedge and warrant transactions to be entered into in connection with the concurrent offering of convertible notes may affect the value of our common stock.

In connection with the concurrent offering of convertible notes, we entered into convertible note hedge transactions with certain option counterparties. We also entered into warrant transactions with the option counterparties. The convertible note hedge transactions are expected generally to reduce the potential dilution with respect to our common stock upon conversion of the convertible notes and/or offset any cash payments we are required to make in excess of the principal amount of converted convertible notes, as the case may be. However, the warrant transactions could independently have a dilutive effect on our common stock to the extent that the market price per share of our common stock exceeds the strike price of the warrants. If the underwriters of the concurrent offering of convertible notes exercise their over-allotment option, we expect to enter into additional convertible note hedge transactions and additional warrant transactions with the option counterparties.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the convertible notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the convertible notes and prior to the maturity of the convertible notes. This activity could also cause or avoid an increase or a decrease in the market price of our common stock.

In addition, if any such convertible note hedge and warrant transactions fail to become effective, whether or not the offering of convertible notes is completed, the option counterparties may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock.

Use of Proceeds

We estimate that the net proceeds from this offering of our shares will be approximately $69.5 million (or $79.9 million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriters’ discount and estimated fees and expenses payable by us and not reimbursed.

We intend to use all of the net proceeds from this offering of our shares, along with a portion of the net proceeds from the concurrent offering of convertible notes and the proceeds received by us from the sale of warrants described below, to repay approximately $157.5 million outstanding under the Term B Loan. We intend to use the remaining net proceeds from the concurrent offering of convertible notes to pay the $6.6 million net cost of the convertible note hedge and warrant transactions that we entered into in connection with the convertible notes offering and for general corporate purposes. This offering of our shares and the concurrent offering of convertible notes are not contingent upon one another.

If the underwriters exercise their option to purchase additional shares, we intend to use the net proceeds to us from the sale of the additional shares for general corporate purposes, including to repay amounts outstanding under the Term B Loan.

Borrowings under the Term B Loan bear interest, at our election, at either (i) the Base Rate (as defined in the Term B Loan) plus 5.0% per annum, or (ii) the London Interbank Offered Rate plus 6.0% per annum. As of September 30, 2016, we had an aggregate principal amount of $187.5 million outstanding under the Term B Loan bearing interest at 7.0%. On October 3, 2016, we borrowed an additional $152.0 million under the Term B Loan in connection with our acquisition of the Westfalia Group. The Term B Loan matures on June 30, 2021.

Affiliates of certain of the underwriters are lenders under the Term B Loan and, in such capacity, may receive a portion of the net proceeds from this offering. See “Underwriting.”

Common Stock Price Range

Our common stock is listed on the NYSE under the symbol “HZN.” The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported on the NYSE since the spin-off on June 30, 2015.

	Low	High
Year ending December 31, 2017
First Quarter (through January 26, 2017)	$18.50	$24.75
Year ending December 31, 2016
Fourth Quarter	$19.20	$26.36
Third Quarter	$10.84	$20.97
Second Quarter	$10.60	$13.10
First Quarter	$8.06	$12.80
Year ending December 31, 2015
Fourth Quarter	$8.04	$11.00
Third Quarter	$8.59	$15.75

The closing price for our common stock on January 26, 2017 is set forth on the cover page of this prospectus. As of January 23, 2017, there were approximately 290 holders of record of our common stock.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and our capitalization as of September 30, 2016:

•	on an actual basis;

•	on a pro forma basis to give effect to the acquisition of Westfalia, assuming the acquisition of Westfalia occurred on September 30, 2016; and

•	on a pro forma as adjusted basis to give effect to this offering and the issuance and sale by us of up to $110,000,000 principal amount of convertible notes in the concurrent offering and the receipt and use of the net proceeds by us from such offerings as described under “Use of Proceeds,” after deducting underwriters’ discounts and estimated offering fees and expenses payable by us and not reimbursed, and giving effect to the cost of the convertible note hedge transactions and the proceeds from the warrant transactions that we entered into in connection with the convertible notes offering.

The information in this table should be read in conjunction with the financial statements and the notes thereto incorporated by reference into this prospectus supplement.

	September 30, 2016
	Actual	Pro Forma	Pro Forma As Adjusted
	(In thousands)
Cash and cash equivalents	$41,420	$121,736	$132,331

Debt:
Long-term debt outstanding, including amounts due within one year
ABL Facility	6,800	6,800	6,800
Term B Loan(1)	182,030	330,212	172,712
Bank facilities, capital leases and other long-term debt	1,800	56,148	56,148
2.75% Convertible Senior Notes due 2022 offered concurrently herewith(2)(3)	—	—	110,000

Total debt	190,630	393,160	345,660
Equity:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued and outstanding on an actual, pro forma and pro forma as adjusted basis	—	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 18,194,416 shares issued and outstanding on an actual basis, 20,898,726 shares issued and outstanding on a pro forma basis and 24,898,726 shares issued and outstanding on a pro forma as adjusted basis(3)(4)	180	202	242
Paid-in capital(5)	3,910	44,050	113,505
Retained earnings	7,940	7,940	7,940
Accumulated other comprehensive income	3,970	3,970	3,970

Total shareholders’ equity	16,000	56,162	125,657

Total capitalization	$206,630	$449,322	$471,317

(1)	Pro forma and pro forma as adjusted reflect additional borrowings under the Term B Loan to pay a portion of the total consideration for the acquisition of the Westfalia Group.

(2)	In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount ($110.0 million aggregate principal amount for the convertible notes or up to $125.0 million if the underwriters in the concurrent offering exercise their over-allotment option in full) over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and such amounts reflect the approximate liability component net of the discount recognized in equity, excluding any tax effect. The amount shown does not give effect to any equity component or debt discount with respect to the notes.

(3)	The information in the table above assumes no exercise of the underwriters’ option to purchase additional shares or of the over-allotment option that we granted to the underwriters in the concurrent offering.

(4)	Pro forma and pro forma as adjusted reflect the issuance of 2,704,310 shares of common stock to pay a portion of the total consideration for the acquisition of the Westfalia Group.

(5)	Issuance of the convertible notes being offered in the concurrent transaction (giving effect to the application of ASC 470-20 as described in Note (1)) and the entry into the convertible note hedge transactions and the warrant transactions that we entered into in connection with the convertible notes offering will result in a net increase in paid-in capital and, therefore, total shareholders’ equity and total capitalization. The information in the table above does not reflect these increases.

Material United States Federal Income Tax Consequences to Non-U.S. Holders of Our Common Stock

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, and any changes may result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the “IRS,” with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary assumes that a non-U.S. holder will hold our common stock issued pursuant to this offering as a capital asset (generally, property held for investment) within the meaning of section 1221 of the Code.

This summary also does not address the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or under U.S. federal non-income tax laws. In addition, this discussion does not address the potential application of the Medicare contribution tax on net investment income or any tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	tax-exempt organizations or accounts;

•	controlled foreign corporations or passive foreign investment companies;

•	dealers in securities or currencies;

•	persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below); or

•	certain former citizens or long-term residents of the United States.

In addition, if a partnership (or entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a person treated as a partner for such purposes generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors regarding the acquisition, ownership and disposition of our common stock.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, any of the following:

•	a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes;

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation, created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election under applicable Treasury regulations to be treated as a United States person.

Distributions

We do not intend to make any distributions on our common stock for the foreseeable future. However, if we do make distributions on our common stock, those distributions will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock (determined separately with respect to each share of our common stock), but not below zero, and then will be treated as gain from the sale of that stock.

Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us in a timely manner an IRS Form W-8BEN, IRS Form W-8BEN-E, as applicable, or other appropriate version of IRS Form W-8, certifying qualification for the reduced rate. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you generally may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS in a timely manner. If you hold our common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, who then will generally be required to provide the required certification to us or our paying agent, either directly or through other intermediaries. You should consult your tax advisor regarding your entitlement to benefits under any applicable income tax treaty.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty requires, that are attributable to a permanent establishment or fixed base maintained by you in the United States), are exempt from such withholding tax. In order to obtain this exemption, you must provide us or the applicable withholding agent with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, generally are taxed at the same graduated rates applicable to United States persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty, subject to certain adjustments.

Gain on Disposition of Our Common Stock

Subject to the discussion below, including under “—Backup Withholding and Information Reporting” and “—Foreign Accounts,” you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty requires, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

•	you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•	our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation,” or “USRPHC,” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S.-source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult any applicable income tax or other treaties that may provide for different rules.

We believe that we have not been, are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we are or become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests to you only if you actually or constructively hold more than 5% of our common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

Backup Withholding and Information Reporting

Generally, we or the applicable withholding agent must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence. Payments of dividends on or of proceeds from the disposition of our common stock made to you may be subject to additional information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E, as applicable, or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a United States person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Accounts

The Foreign Account Tax Compliance Act, or “FATCA,” generally imposes a U.S. federal withholding tax of 30% on dividends on and the gross proceeds of a disposition of our common stock, paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and the gross proceeds of a disposition of our common stock paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding obligations under FATCA generally apply to payments of dividends on our common stock and, under transition rules, are expected to apply to payments of gross proceeds from a sale or other disposition of our common stock on or after January 1, 2019. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph.

We will not pay any additional amounts to holders in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, you may be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

Underwriting

Subject to the terms and conditions set forth in an underwriting agreement by and among Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, as representatives for the underwriters named in the agreement, and us, we have agreed to sell to each underwriter, and each underwriter has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name in the table below:

Name	Number of Shares
Wells Fargo Securities, LLC	1,080,000
J.P. Morgan Securities LLC	1,080,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	900,000
BMO Capital Markets Corp.	540,000
Roth Capital Partners, LLC	110,000
Seaport Global Securities LLC	110,000
Barrington Research Associates, Inc.	90,000
CJS Securities, Inc.	90,000

Total	4,000,000

Under the terms of the underwriting agreement, the underwriters are committed to purchase all of these shares if any shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriting agreement provides that the underwriters’ obligation to purchase the common stock depends on the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover of this prospectus supplement and to certain dealers at such price less a concession not in excess of $0.6105 per share. If all of the shares are not sold at the public offering price, the representatives of the underwriters may change the public offering price and the other selling terms.

We have granted the underwriters an option to purchase up to an additional 600,000 shares of common stock from us at the public offering price less the underwriting discount. The underwriters may exercise the option for 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of common stock proportionate to that underwriter’s initial amount reflected in the above table.

The following table shows the per share and total underwriting discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share	No Exercise	Full Exercise
Public offering price	$18.50000	$74,000,000	$85,100,000

Underwriting discounts and commissions to be paid by us	$1.06375	$4,255,000	$4,893,250

Proceeds (before expenses) to us	$17.43625	$69,745,000	$80,206,750

We estimate that the total expenses related to this offering payable by us and not reimbursed, excluding the underwriting discount, will be approximately $250,000. We have also agreed to reimburse the underwriters for certain of their expenses relating to required reviews by the Financial Industry Regulatory Authority, Inc., or “FINRA,” of up to $30,000. The underwriters may reimburse us for certain of our expenses in connection with this offering.

We, our executive officers and our directors have agreed with the underwriters, for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions, not to issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, or enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, without the prior written consent of Wells Fargo Securities, LLC and J.P. Morgan Securities LLC. However, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. When determining whether to release securities from the lock-up agreements, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC may consider, among other factors, market conditions at the time, the number of securities for which the release is requested and the stockholder’s reasons for requesting the release. Pursuant to a Share Purchase Agreement, dated as of August 24, 2016, or the “Share Purchase Agreement,” among us, Parcom Deutschland I GmbH & Co. KG, or the “selling stockholder,” and certain other sellers, we entered into an Investors’ Rights Agreement with the selling stockholder, which we refer to in this prospectus supplement as the “Investors’ Rights Agreement.” The Investors’ Rights Agreement provides, among other things, for a prohibition on resales of our common stock by the selling stockholder and certain other persons for twelve months following the closing date under the Share Purchase Agreement, provided that we have agreed to allow the selling stockholder to sell up to 800,000 shares of common stock (subject to increase) after the Release Date (as defined below) despite such prohibition. The “Release Date” is the later of (a) April 4, 2017 and (b) the expiration of the term of any lock-up agreement restricting sales of our common stock by us and/or our officers and directors that is effective on April 4, 2017. As a result of the agreement described above, the selling stockholder will also be restricted from reselling shares of our common stock for 90 days after the date of this prospectus supplement. Notwithstanding the above, we will not be prohibited from issuing convertible notes in connection with the concurrent offering, issuing shares of our common stock upon the conversion of such notes or entering into the convertible note hedge and warrant transactions that we entered into in connection with the concurrent offering of convertible notes (or issuing shares of our common stock upon exercise and settlement or termination of such warrant transactions).

Until the distribution of the shares of our common stock is completed, SEC rules may limit the underwriters from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of our common stock, such as bids or purchases of shares in the open market while this offering is in progress to peg, fix or maintain that price. These transactions also may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are made in an amount not greater than the underwriters’ option to purchase additional shares. The underwriters may reduce that short position by purchasing shares in the open market or by exercising all or part of the option to purchase additional shares described above. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

Prior to purchasing the shares of our common stock being offered hereby, on January 26, 2017, one of the underwriters purchased, on behalf of the syndicate, 1,500 shares of our common stock at an average price of $18.50 per share in stabilizing transactions.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of our common stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the effect the transactions described above may have on the price of our common stock. Any of these activities may have the effect of preventing or retarding a decline in the market price of our common stock. They may also cause the price of our common stock to be higher than the price that would otherwise exist on the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them without notice at any time.

In connection with this offering, the underwriters may also engage in passive market making transactions in our common stock on the NYSE in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

The underwriters and/or their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and/or their respective affiliates have from time to time provided, and expect to provide in the future, investment banking, commercial banking and other financial services to us and our affiliates, for which they have received, and may continue to receive, customary fees and commissions. In the ordinary course of their various business activities, the underwriters and/or their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and/or their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Affiliates of certain of the underwriters are lenders under the ABL Facility and the Term B Loan. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is the agent for the lenders and a lender under the ABL Facility. Wells Fargo Bank, N.A. and Wells Fargo Capital Finance Corporation

Canada, affiliates of Wells Fargo Securities, LLC, and Bank of Montreal, an affiliate of BMO Capital Markets Corp., are lenders under the ABL Facility. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is the administrative agent and lender under the Term B Loan. We intend to use all of the net proceeds from this offering of our shares, along with a portion of the net proceeds from the concurrent offering of convertible notes and the proceeds received by us from the sale of warrants described below, to repay approximately $157.5 million outstanding under the Term B Loan. We intend to use the remaining net proceeds from the concurrent offering of convertible notes to pay the $6.6 million net cost of the convertible note hedge and warrant transactions that we entered into in connection with the convertible notes offering and for general corporate purposes. This offering of our shares and the concurrent offering of convertible notes are not contingent upon one another. If the underwriters exercise their option to purchase additional shares, we intend to use the net proceeds to us from the sale of the additional shares to repay amounts outstanding under the Term B Loan.

If 5% or more of the net proceeds of the offering of securities made under this prospectus supplement will be received by a FINRA member participating in this offering or affiliates or associated persons of such FINRA member, this offering will be conducted in accordance with applicable FINRA rules.

Notice to Prospective Investors in Canada

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including the accompanying prospectus and any amendment hereto or thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the relevant implementation date), an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PF Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any sales agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including Directive 2010/73/EU), and includes any relevant implementing measures in the Relevant Member State, and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the sales agents with a view to the final placement of the securities as contemplated in this prospectus supplement. Accordingly, no purchaser of the securities, other than the sales agents, is authorized to make any further offer of the securities on behalf of the sellers or the sales agents.

Notice to Prospective Investors in the United Kingdom

We may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (“FSMA”) that is not a “recognized collective investment scheme” for the purposes of FSMA (“CIS”) and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus supplement is only being distributed in the United Kingdom to, and is only directed at:

(1)	if we are a CIS and are marketed by a person who is an authorized person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

(2)	otherwise, if marketed by a person who is not an authorized person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

(3)	in both cases (1) and (2) to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as “relevant persons”).

Our common stock is only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents. An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of common stock which is the subject of the offering contemplated by this prospectus supplement will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us and each underwriter has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to any of our common stock in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

Each copy of this prospectus supplement is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties.

The distribution of shares or units in foreign collective investment schemes in or from Switzerland are subject to the Collective Investment Schemes Act of June 23, 2006, as amended from time to time (the “CISA”). Art. 3 CISA defines the term “distribution” as any offer of, or advertisement for, collective investment schemes that is not exclusively directed towards supervised financial intermediaries as per art. 10 para. 3 lit. (a) CISA and supervised insurance companies as per art. 10 para. 3 lit. (b) CISA and qualifies certain other activities as not being “distributions.” The distribution of shares or units in foreign collective investment schemes in or from Switzerland to non-qualified investors is subject to authorization by the Swiss Financial Market Supervisory Authority (the “FINMA”) and certain other requirements. Shares or units in a foreign collective investment scheme may be distributed in Switzerland to unregulated qualified investors without such authorization by the FINMA, provided that certain other requirements are met, in particular, that a representative and a paying agent was appointed in Switzerland for the shares or units distributed in Switzerland.

The Company qualifies as a foreign collective investment scheme for the purposes of the CISA. The distribution of our common stock to non-qualified investors has not been approved by the FINMA, and no representative or payment agent was appointed by the Company in Switzerland. Any offering of our common stock, and any other form of solicitation of investors in relation to the Company (including by way of circulation of offering materials or information, including this prospectus supplement) in Switzerland, shall be made or directed only (i) towards supervised financial intermediaries such as banks, securities dealers, fund management companies, asset managers of collective investment schemes and central banks as per art. 10 para. 3 lit. (a) CISA, (ii) towards supervised insurance companies as per art. 10 para. 3 lit. (b) CISA and/or (iii) otherwise in a way not qualifying as a “distribution” as per art. 3 CISA, all pursuant to the prerequisites laid out in the CISA and its implementing ordinances as well as any applicable FINMA guidelines and practice, including, in particular, FINMA Circular 2013/9 dated August 28, 2013, as amended from time to time. Failure to comply with the above-mentioned requirements may constitute a breach of the CISA.

Notice to Prospective Investors in the Netherlands

Our common stock may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Markets Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to this offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

Our common stock has not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong, or which do not constitute an offer to the public within the meaning thereof. No advertisement, invitation or document relating to our common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our common stock which is or is intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Notice to Prospective Investors in Japan

Our common stock has not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”) and, accordingly, will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and all other applicable laws, regulations and governmental guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common stock may not be circulated or distributed, nor may our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the “SFA”), pursuant to Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to the conditions set forth in the SFA.

Where our common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(1)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(2)	a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired our common stock pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor pursuant to Section 274 of the SFA or to a relevant person pursuant to Section 275(1) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Legal Matters

The validity of the securities offered hereby will be passed upon for us by Jones Day. Certain legal matters relating to this offering will be passed on for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015 of Horizon Global Corporation included in this prospectus, and the related financial statement schedule included elsewhere in the registration statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and the financial statement schedule and includes an explanatory paragraph referring to the preparation of the consolidated financial statements from the separate records maintained by TriMas Corporation). Such consolidated financial statements and the financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements of WESTFALIA-Automotive Holding GmbH, Rheda-Wiedenbrück/Germany included as Exhibit 99.1 of Horizon Global Corporation’s Current Report on Form 8-K/A dated December 21, 2016 have been so incorporated in reliance on the report (which contains an emphasis of matter paragraph that explains that accounting principles generally accepted in Germany vary in certain significant respects from accounting principles generally accepted in the United States of America) of PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Prospectus

$500,000,000

Common Stock

Preferred Stock

Depositary Shares

Warrants

Subscription Rights

Debt Securities

Purchase Contracts

Units

2,173,340 Shares of Common Stock

Offered by the Selling Stockholder

We may offer and sell from time to time our common stock, preferred stock, depositary shares, warrants, subscription rights, debt securities and purchase contracts, as well as units that include any of these securities. We may sell any combination of these securities in one or more offerings with an aggregate initial offering price of $500,000,000 or the equivalent amount in other currencies or currency units.

In addition, the selling stockholder may from time to time offer and sell up to 2,173,340 shares of our common stock. We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

These securities may be sold directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.

We are an “emerging growth company” under the federal securities laws and, therefore, are subject to reduced reporting requirements. Investing in any of our securities involves risk. Please read carefully the section entitled “Risk Factors” beginning on page 3 of this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “HZN.” On December 16, 2016, the closing price of our common stock on the New York Stock Exchange was $23.87 per share. None of the other securities that we may offer under this prospectus are currently publicly traded.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 3, 2017.

-i-

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate initial offering price of $500,000,000 or the equivalent amount in other currencies or currency units. In addition, under this shelf process, the selling stockholder named in this prospectus may sell, from time to time, up to 2,173,340 shares of our common stock.

This prospectus provides you with a general description of the securities we and the selling stockholder may offer. Each time we or the selling stockholder sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”

No person has been authorized to provide you with different information from the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. Neither we nor the selling stockholder are making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us,” “Horizon Global” or “the Company” or other similar terms mean Horizon Global Corporation and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

Where You Can Find More Information

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the “Exchange Act.” We file reports, proxy statements and other information with the SEC. Our SEC filings are available at the SEC’s website at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at our website at http://www.horizonglobal.com. The information contained on or accessible through our website is not a part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

Information We Incorporate By Reference

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (2) after the date of this prospectus until the offering of the securities is terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2015;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	our Current Reports on Form 8-K filed on March 14, 2016, May 23, 2016, August 25, 2016, September 23, 2016, October 11, 2016 and December 16, 2016; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on June 12, 2015, and all amendments and reports filed for the purpose of updating that description.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

Horizon Global Corporation

2600 West Big Beaver Road

Suite 555

Troy, Michigan 48084

Telephone Number: (248) 593-8820

Attention: Investor Relations

The Company

We are a leading designer, manufacturer and distributor of a wide variety of high-quality, custom-engineered towing, trailering, cargo management and other related accessory products on a global basis, serving the automotive aftermarket, retail and original equipment, “OE,” channels.

Our business is comprised of two reportable segments: Horizon North America and Horizon International. Horizon North America has historically operated primarily in North America, and we believe has been a leader in towing and trailering-related products sold through retail, aftermarket, OE and e-commerce channels. Horizon International focuses its sales and manufacturing efforts outside of North America, historically operating primarily in Australia, and we believe has been a leader in towing related products sold through the aftermarket and OE channels. We have expanded our footprint into other areas of New Zealand, Thailand, Europe, the United Kingdom, South Africa and Brazil. We are in the early stages of our development in these markets, initially focusing primarily on supporting OE customers.

Our products are used in two primary categories across the world: commercial applications, or Work, and recreational activities, or Play. Some of the markets in our Work category include agricultural, automotive, construction, fleet, industrial, marine, military, mining and municipalities. Some of the markets in our Play category include equestrian, power sports, recreational vehicle, specialty automotive, truck accessory and other specialty towing applications.

Corporate Information

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 2600 West Big Beaver Road, Suite 555, Troy, Michigan 48084. Our telephone number is (248) 593-8820. Our website is http://www.horizonglobal.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

Risk Factors

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent annual report on Form 10-K and in our most recent quarterly reports on Form 10-Q, which are incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our securities could decline, and you could lose all or a part of your investment.

Disclosure Regarding Forward-Looking Statements

This prospectus, including the documents incorporated by reference, contains, and any prospectus supplement may contain, “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and give our current expectations or forecasts of future events. These forward-looking statements can be identified by the use of forward-looking words, such as “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan” or other comparable words, or by discussions of strategy that may involve risks and uncertainties.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties which could materially affect our business, financial condition or future results including, but not limited to, risks and uncertainties with respect to: the Company’s leverage; liabilities imposed by the Company’s debt instruments; market demand; competitive factors; supply constraints; material and energy costs; technology factors; litigation;

government and regulatory actions; the Company’s accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company’s business and industry; and other risks that are discussed in Item 1A, “Risk Factors” and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The risks described in our Annual Report and elsewhere are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows.

The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We caution readers not to place undue reliance on the statements, which speak only as of the date of this prospectus. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

We disclose important factors that could cause our actual results to differ materially from our expectations implied by our forward-looking statements under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the documents we incorporate by reference and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributed to us or persons acting on our behalf. When we indicate that an event, condition or circumstance could or would have an adverse effect on us, we mean to include effects upon our business, financial and other condition, results of operations, prospects and ability to service our debt.

Use of Proceeds

Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of outstanding indebtedness or other corporate obligations;

•	additions to working capital;

•	capital expenditures; and

•	acquisitions.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

	Year Ended December 31,			Nine months ended September 30, 2016
	2015	2014	2013
Ratio of earnings to fixed charges(1)	1.50x	1.50x	4.57x	1.65x

(1)	For purposes of calculating our ratio of earnings to fixed charges:

•	earnings consist of income from continuing operations before income taxes plus: (i) interest on indebtedness; (ii) amortization of deferred loan costs; and (iii) the portion of rents representative of interest factor;

•	fixed charges consist of: (i) interest on indebtedness; (ii) amortization of deferred loan costs; and (iii) the portion of rents representative of interest factor; and

•	the ratio of earnings to fixed charges is determined by dividing earnings by fixed charges, as defined above.

Because we have no preferred stock issued (and have not had any issued during the fiscal years or periods shown above), a ratio of earnings to combined fixed charges and preferred dividends is not presented.

Description of Capital Stock

The following description is a general summary of the terms of the common stock and preferred stock that we may issue. We will set forth the particular terms of the preferred stock that we offer in a prospectus supplement and the extent, if any, to which the following general terms and provisions will apply to particular shares of preferred stock.

We refer to our Amended and Restated Certificate of Incorporation as our “certificate of incorporation.” The certificate of incorporation, authorizes us to issue 400,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the holders of common stock. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our certificate of incorporation authorizes the Board of Directors, subject to limitations prescribed by law, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock, including dividend rights, dividend rates, conversion rights, voting rights (which may be greater than one vote per share), rights and terms of redemption, sinking fund provisions for the redemption or purchase of the shares and liquidation preference, any or all of which may be greater than the rights of our common stock. The issuance of preferred stock could:

•	adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation;

•	decrease the market price of our common stock; or

•	delay, deter or prevent a change in our control.

The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. The existence of the authorized but undesignated preferred stock may have a depressive effect on the market price of our common stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Delaware Law

We are subject to Section 203 of the General Corporation Law of the State of Delaware, or the “DGCL.” In general, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either the person becoming an interested stockholder or the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years, did own, 15.0% or more of the corporation’s voting stock.

Certificate of Incorporation and Bylaw Provisions

Certain provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may limit the ability of stockholders to remove current management or directors or approve transactions that stockholders may deem to be in their best interest and, therefore, could adversely affect the price of our common stock.

Classified Board. Our certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our certificate of incorporation and the bylaws provide that subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board, but must consist of not less than three or more than fifteen directors.

Under the DGCL, unless otherwise provided in our certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause.

No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting. Under cumulative voting, a majority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Amended and Restated By-laws, which we refer to as our “bylaws,” provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally and except with respect to our first annual meeting, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the previous year’s annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

No Action by Written Consent; Special Meeting. Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, our bylaws provide that special meetings of our stockholders may be called only by the board of directors.

Authorized but Undesignated Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us or otherwise render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Limitation of Liability and Indemnification

Our certificate of incorporation contains provisions that limit the personal liability of each of our directors for monetary damages for breach of fiduciary duty as a director, except for liability

a. for any breach of a director’s duty of loyalty to us or our affiliates or our stockholders,

b. for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

c. under Section 174 of the DGCL, or

d. for any transaction from which the director derived an improper personal benefit.

The inclusion of this provision in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our bylaws allow us to indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL.

Our certificate of incorporation further provides that we will indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of ours, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, to the fullest extent permitted by the DGCL. This right of indemnification shall include the right to have paid by us the expenses, including attorneys’ fees, incurred in defending any such proceeding in advance of its final disposition. If Delaware law so requires, however, the advancement of such expenses incurred by a director or officer in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person) will only be made upon the delivery to us of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined by final judicial decision, from which there is no further right to appeal, that such person is not entitled to be indemnified for such expenses by us.

We have entered into indemnity agreements with our directors and certain of our executive officers for the indemnification and advancement of expenses to these persons. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. We also intend to enter into these agreements with our future directors and certain of our executive officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the “Securities Act,” may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any director, executive officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Transfer Agent and Registrar

Computershare serves as the transfer agent and registrar for our common stock. We will select the transfer agent and registrar for a series of preferred stock, and each one will be described in the applicable prospectus supplement.

Listing

Our common stock is listed on the NYSE under the symbol “HZN.” We may or may not apply for the listing of any series of preferred stock, or related depositary shares, on an exchange.

Description of Depositary Shares

We may offer depositary shares representing fractional shares of our preferred stock of any series. The following description sets forth certain general terms and provisions of the depositary shares that we may offer pursuant to this prospectus. The particular terms of the depositary shares, including the fraction of a preferred share that such depositary share will represent, and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered, will be described in the applicable prospectus supplement.

The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us, which we refer to as the bank depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the shares of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the preferred stock will be made available to the holders of depositary shares.

The following description is a general summary of some common provisions of a depositary agreement and the related depositary receipts. The description below and in any prospectus supplement does not include all of the terms of the depositary agreement and the related depositary receipts. Copies of the form of depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the depositary agreement and the related depositary receipts, see “Where You Can Find More Information.”

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute these dividends to the record holders of these depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell this property and distribute the net proceeds from this sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the bank depositary as to how to vote the preferred stock represented by this holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with these instructions, and we will take all action which the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing this preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless this amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the bank depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of the Company and this distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Fractional shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to this holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of preferred stock.

Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the bank depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or shares of preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and the successor’s acceptance of this appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

Description of Warrants

We may issue warrants for the purchase of common stock, preferred stock, depositary shares or debt securities. The following description sets forth certain general terms and provisions of the warrants that we may offer pursuant to this prospectus. The particular terms of the warrants and the extent, if any, to which the general terms and provisions may apply to the warrants so offered will be described in the applicable prospectus supplement.

Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

A copy of the forms of the warrant agreement and the warrant certificate relating to any particular issue of warrants will be filed with the SEC each time we issue warrants, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the warrant agreement and the related warrant certificate, see “Where You Can Find More Information.”

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•	if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants to issue common stock, preferred stock or depositary shares will describe the terms of the common stock warrants and preferred stock warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock, preferred stock or depositary shares that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock or depositary shares that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number of shares of common stock, preferred stock or depositary shares or the principal amount of debt securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase our common stock, preferred stock, depositary shares or debt securities, the holder will not have any rights as a holder of our common stock, preferred stock, depositary shares or debt securities, as the case may be, by virtue of ownership of warrants.

Description of Subscription Rights

We may issue to our shareholders subscription rights to purchase our common stock, preferred stock, depositary shares or debt securities. The following description sets forth certain general terms and provisions of the subscription rights that we may offer pursuant to this prospectus. The particular terms of the subscription rights and the extent, if any, to which the general terms and provisions may apply to the subscription rights so offered will be described in the applicable prospectus supplement.

Subscription rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering, or offer these securities to other parties who are not our shareholders. A copy of the form of subscription rights certificate will be filed with the SEC each time we issue subscription rights, and you should read that document for provisions that may be important to you. For more information on how you can obtain a copy of any subscription rights certificate, see “Where You Can Find More Information.”

The applicable prospectus supplement relating to any subscription rights will describe the terms of the offered subscription rights, including, where applicable, the following:

•	the exercise price for the subscription rights;

•	the number of subscription rights issued to each shareholder;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights will commence and the date on which the right will expire;

•	the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the subscription rights offering.

Description of Debt Securities

The following description sets forth certain general terms and provisions of the debt securities that we may issue, which may be issued as convertible or exchangeable debt securities. We will set forth the particular terms of the debt securities we offer in a prospectus supplement and the extent, if any, to which the following general terms and provisions will apply to particular debt securities.

The debt securities will be issued under an indenture to be entered into between us and Wells Fargo Bank, National Association, as trustee. The indenture, and any supplemental indentures thereto, will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following description of general terms and provisions relating to the debt securities and the indenture under which the debt securities will be issued is a summary only and therefore is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the indenture. The form of the indenture has been filed with the SEC as an exhibit to the registration statement, of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. For more information on how you can obtain a copy of the form of the indenture, see “Where You Can Find More Information.”

Capitalized terms used in this section and not defined herein have the meanings specified in the indenture. When we refer to “Horizon Global,” “we,” “our” and “us” in this section, we mean Horizon Global Corporation excluding, unless the context otherwise requires or as otherwise expressly stated, its subsidiaries.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be our direct, unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness senior in right of payment to all of our subordinated indebtedness.

The indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. We may specify a maximum aggregate principal amount for the debt securities of any series.

Unless otherwise specified in the applicable prospectus supplement, the indenture does not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly-leveraged transaction.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the applicable prospectus supplement, we may reopen a series, without the consent of the holders of the outstanding debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the issue date and, in some cases, the public offering price and the first interest payment date, and will be consolidated with, and form a single series with, such outstanding debt securities; provided, however, that if such additional debt securities are not fungible with the outstanding debt securities of such series for U.S. federal income tax purposes, the additional debt securities will have a separate CUSIP number.

We will set forth in a prospectus supplement relating to any debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title of debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which the debt securities will be issued;

•	any limit on the aggregate principal amount of the series of debt securities;

•	whether the debt securities will be senior debt securities or subordinated debt securities, and if they are subordinated debt securities, the terms of the subordination;

•	the date or dates on which the principal on the series of debt securities is payable;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the series of debt securities will bear interest, if any, the date or dates from which such interest, if any, will accrue, the date or dates on which such interest, if any, will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the right, if any to extend the interest periods and the duration of that extension;

•	the place or places where the principal of, and premium and interest, if any, on, the debt securities will be payable;

•	the terms and conditions upon which the debt securities may be redeemed;

•	any obligation we may have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of the debt securities;

•	the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of the debt securities and other detailed terms and provisions of such repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest, if any, on the debt securities will be made if other than U.S. dollars;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the events of default described in this prospectus or in the indenture and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities (which may supplement, modify or delete any provision of the indenture as it applies to such debt securities);

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the series of debt securities, if other than appointed in the indenture; and

•	any provisions relating to conversion of the debt securities.

The foregoing is not intended to be an exclusive list of the terms that may be applicable to any offered debt securities.

In addition, the indenture does not limit our ability to issue convertible, exchangeable or subordinated debt securities. Any conversion, exchange or subordination provisions of debt securities will be described in the relevant prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the registrar or co-registrar designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of 15 business days before the day of sending of a notice of redemption and ending at the close of business on the day such notice is sent; or

•	register the transfer of or, exchange any, debt security of that series selected, called or being called for redemption, in whole or in part, except the unredeemed portion of any series being redeemed in part.

We may initially appoint the trustee as the registrar. Any transfer agent, in addition to the registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the trustee as custodian for the depositary or its nominee; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary, and in either case we fail to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days of such event;

•	we execute and deliver to the trustee an officer’s certificate to the effect that such global securities shall be so exchangeable; or

•	an event of default with respect to the debt securities represented by such global securities shall have occurred and be continuing.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to physical delivery of certificated debt securities; and

•	will not be considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Each person owning a beneficial interest in a global security must rely on the procedures of the depositary (and, if such person is not a participant, on procedures of the participant through which such person owns its interest) to exercise any rights of a holder under the indenture.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or by any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s acts or omissions or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agent

The provisions of this subsection will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder.

We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

Subject to any applicable abandoned property law, all moneys paid by us to a paying agent for payment on any debt security that remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

Except as otherwise set forth in the applicable prospectus supplement, we may not merge or consolidate with or into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of us and our subsidiaries, taken as a whole, to any person, unless:

•	the successor or transferee is a U.S. corporation, limited liability company, partnership, trust or other entity;

•	the successor or transferee assumes our obligations on the debt securities and under the indenture pursuant to a supplemental indenture in form reasonably satisfactory to the trustee;

•	immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no default or event of default under the indenture shall have occurred and be continuing; and

•	an officer’s certificate and an opinion of counsel have been delivered to the trustee in connection with the foregoing.

In the event of the above transaction, if there is a successor or transferee, then the successor or transferee will expressly assume all of our obligations under the indenture and automatically be substituted for us in the indenture and as issuer of the debt securities and may exercise every right and power of ours under the indenture with the same effect as if such successor or transferee had been named in our place in the indenture; provided, however, that the predecessor company will not be relieved of the obligation to pay principal and interest on the debt securities except in the case of a sale of all of the assets of us and our subsidiaries.

Events of Default

Event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest on any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of, or premium on, any debt security of that series when due and payable;

•	failure on our part to comply with the covenant described under “—Consolidation, Merger and Sale of Assets”;

•	default in the performance or breach of any other covenant or warranty by us in the indenture or any supplemental indenture with respect to such series (other than a covenant or warranty that has been included in the indenture or supplemental indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after (1) we receive written notice from the trustee or (2) we and the trustee receive written notice from the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company or our significant subsidiaries; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

We will promptly deliver to the trustee written notice of any event which with the giving of notice and the lapse of time would become a covenant event of default, or any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement, along with a description of the status and what action we are taking or propose to take with respect to such event of default.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization of our company) with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization of our company, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if the rescission and annulment would not conflict with any judgment or decree already rendered and if all events of default with respect to that series, other than the non-payment of principal and interest, if any, with respect to debt securities of that series that has become due and payable solely because of the acceleration, have been cured or waived and all sums paid or advanced by the trustee and the reasonable compensation expenses and disbursements of the trustee and its agents and counsel have been paid as provided in the indenture.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives security or indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered security or indemnity satisfactory to the trustee, to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and premium and any interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of such payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may amend or modify the indenture without the consent of any holder of debt securities of the series affected by the modifications or amendments in order to:

•	cure any ambiguity, defect or inconsistency;

•	conform the text of the indenture, including any supplemental indenture, or the debt securities to any corresponding provision of this “Description of Debt Securities” or description of the debt securities found in the prospectus supplement as evidenced by an officer’s certificate;

•	provide for the issuance of additional debt securities;

•	provide for the assumption of our obligations in the case of a merger or consolidation and our discharge upon such assumption provided that the provision under “Consolidation, Merger and Sale of Assets” of the indenture is complied with;

•	add covenants or make any change that would provide any additional rights or benefits to the holders of the debt securities;

•	add guarantees with respect to the debt securities;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	secure the debt securities;

•	add or appoint a successor or separate trustee;

•	make any change that does not adversely affect the rights of any holder of debt securities in any material respect, as evidenced by an officer’s certificate; or

•	obtain or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of the affected series, and our compliance with any provision of the indenture with respect to the debt securities may be waived by written notice to the trustee by the holders of a majority of the aggregate principal amount of the outstanding debt securities of the affected series. However, no modification or amendment may, without the consent of the holder of each outstanding debt security of the affected series:

•	reduce the principal amount, any premium or change the stated maturity of any debt security or alter or waive any of the provisions with respect to the redemption or repurchase of the debt securities;

•	change the place of payment or currency in which principal, any premium or interest is paid;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	make any change to the amendment and modification provisions in the indenture; or

•	reduce the percentage in principal amount outstanding of debt securities, the consent of the holders of which is required for any of the foregoing modifications or otherwise necessary to modify, supplement or amend the indenture or to waive any past default.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of an affected series may, on behalf of the holders of all debt securities of such series, waive our compliance with provisions of the indenture. Prior to the acceleration of the maturity of the debt securities of any series pursuant to the terms of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to such debt securities and its consequences, except (i) a default with respect to such series in the payment of the principal of, or premium or any interest on, the debt securities of such series or (ii) a default or event of default in respect of a covenant or provision that cannot be modified or amended without the consent of all of the holders of the outstanding debt securities of the affected series.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, in certain circumstances, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal firm to pay and discharge each installment of principal, premium and interest in accordance with the terms of the indenture and the debt securities of that series.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, upon compliance with certain conditions, we may be released from our obligation to comply with certain covenants set forth in the indenture and any supplemental indenture, and any failure to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of the applicable series, or covenant defeasance. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to certain events of bankruptcy, insolvency or reorganization of our significant subsidiaries.

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal firm to pay and discharge each installment of principal of, premium and interest in accordance with the terms of the indenture and the debt securities of the applicable series; and

•	delivering to the trustee an opinion of counsel to the effect that the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Description of Purchase Contracts

We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of common shares or other securities at a future date or dates. The price per security of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts, or vice versa, and those payments may be unsecured or refunded on some basis. The purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the purchase contracts.

The securities related to the purchase contracts may be pledged to a collateral agent for our benefit pursuant to a pledge agreement to secure the obligations of holders of purchase contracts to purchase the underlying security or property under the related purchase contracts. The rights of holders of purchase contracts to the related pledged securities will be subject to our security interest therein created by the pledge agreement. No holder of purchase contracts will be permitted to withdraw the pledged securities related to such purchase contracts from the pledge arrangement.

The prospectus supplement relating to any particular issuance of purchase contracts will describe the terms of the purchase contracts. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the purchase contracts, which will be filed with the SEC each time we issue purchase contracts. U.S. federal income tax considerations applicable to the purchase contracts will also be discussed in the prospectus supplement.

Description of Units

We may issue units comprising one or more securities described in this prospectus in any combination. The following description sets forth certain general terms and provisions of the units that we may offer pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in the applicable prospectus supplement.

Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. A copy of the forms of the unit agreement and the unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, see “Where You Can Find More Information.”

The prospectus supplement relating to any particular issuance of units will describe the terms of those units, including, to the extent applicable, the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

Selling Stockholder

This prospectus also relates to the possible resale by Parcom Deutschland I GmbH & Co. KG, which we refer to in this prospectus as the “selling stockholder,” of up to 2,173,340 shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part. When we refer to the “selling stockholder” in this prospectus, we mean Parcom Deutschland I GmbH & Co. KG, as well as its donees, pledgees, assignees, transferees, distributees and other successors in interest.

On October 4, 2016, we acquired, through an affiliate, all of the outstanding equity interests of Westfalia-Automotive Holding GmbH and TeIJs Holding B.V., which we refer to in this prospectus, collectively, as the “Westfalia Group,” pursuant to the Share Purchase Agreement, dated as of August 24, 2016, which we refer to in this prospectus as the “Share Purchase Agreement,” among us, the selling stockholder and certain other sellers. The consideration for the Westfalia Group acquisition consisted of, among other things, the issuance of 2,704,310 shares of our common stock in a transaction exempt from registration requirements of the Securities Act.

The Westfalia Group is a leading global towing company. We funded the cash payment, as well as the repayment of certain of Westfalia Group’s debt, through a combination of cash on hand and term loan borrowings.

On October 4, 2016, pursuant to the Share Purchase Agreement, we entered into an Investors’ Rights Agreement with the selling stockholder, which we refer to in this prospectus as the “Investors’ Rights Agreement.” The Investors’ Rights Agreement provides for (i) certain registration rights with respect to shares of our common stock issued as consideration under the Share Purchase Agreement, (ii) a prohibition on resales of our common stock by the selling stockholder and certain other persons for twelve months following the closing date under the Share Purchase Agreement, which we refer to in this prospectus as the “Lock-up Period,” provided that we have agreed to allow the selling stockholder to sell up to 800,000 shares of common stock (subject to increase) despite such prohibition, (iii) a limitation that the selling stockholder and certain other persons will not sell an aggregate of 104,504 or more shares of our common stock in the six months following the expiration of the Lock-up Period, provided that we have agreed to allow the selling stockholder to sell the shares of our common stock referred to in clause (ii) despite such limitation, (iv) a right of first acceptance in our favor if the selling stockholder or certain other persons intend to sell an aggregate of more than 630,000 shares of our common stock, provided that we have agreed to allow the selling stockholder to sell the shares of our common stock referred to in clause (ii) without offering such shares to us, (v) standstill provisions prohibiting the selling stockholder and certain other persons from acquiring our voting securities and engaging in certain other transactions related to us for eighteen months following the closing date under the Share Purchase Agreement and (vi) indemnification and other provisions customary for transactions of this type.

The table below details the number of shares of common stock held by the selling stockholder and the number of shares that may be offered by the selling stockholder for resale under this prospectus. The information regarding shares beneficially owned after this offering assumes the sale of all shares offered for resale by the selling stockholder under this prospectus and that all such sales will be made to parties unaffiliated with the selling stockholder. The selling stockholder may sell all, some or none of its securities in future offerings under this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. The selling stockholder’s percentage of ownership in the following table is based upon 20,900,415 shares of common stock outstanding as of December 15, 2016.

	Prior to the Offering			After the Offering
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding	Number of Shares of Common Stock Being Registered for Resale	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding
Parcom Deutschland I GmbH & Co. KG1	2,173,340	10.4%	2,173,340	—	—

1 Volker Hichert, Managing Partner of Deutsche Private Equity, has voting and investment control with respect to the shares of common stock held by the selling stockholder.

Plan of Distribution

We or the selling stockholder may sell the offered securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	in a rights offering;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents;

•	block trades in which dealers will attempt to sell as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a dealer as principal and resales by the dealer for its account;

•	any other method permitted pursuant to applicable law; or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

The selling stockholder may act independently of us in making decisions with respect to the timing, manner and size of each of its sales.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting agreement, we may retain a dealer-manager to manage a subscription rights offering for us.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we or the selling stockholder will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We or the selling stockholder may sell the securities directly. In this case, no underwriters or agents would be involved. In addition, any shares of common stock that qualify for sale by the selling stockholder pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. We or the selling stockholder may also sell securities through agents designated from time to time at fixed prices or at varying prices determined at the time of sale. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We or the selling stockholder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The prospectus supplement will describe the terms of any sales of these securities.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us or the selling stockholder. Any remarketing firm will be identified and the terms of its agreements, if any, with us or the selling stockholder and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement so indicates, we or the selling stockholder may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We or the selling stockholder may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us or the selling stockholder in the ordinary course of their businesses.

Legal Matters

Jones Day will pass upon the validity of the securities being offered hereby.

Experts

The consolidated financial statements as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015 of Horizon Global Corporation included in this prospectus, and the related financial statement schedule included elsewhere in the registration statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and the financial statement schedule and includes an explanatory paragraph referring to the preparation of the consolidated financial statements from the separate records maintained by TriMas Corporation). Such consolidated financial statements and the financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

4,000,000 Shares

Horizon Global Corporation

Common Stock

Prospectus Supplement

Joint Book-Running Managers

Wells Fargo Securities	J.P. Morgan

BofA Merrill Lynch	BMO Capital Markets

Co-Managers

Roth Capital Partners	Seaport Global Securities	Barrington Research	CJS Securities

January 26, 2017